Exhibit 10 (f)

Ursula M. Burns Chairman and Chief Executive Officer

Personal and Confidential

Xerox Corporation 45 Glover Avenue, 6th Floor Norwalk, CT 06856-4505

March 25, 2013

Ms. Kathryn Mikells

Dear Kathryn:

I am pleased to offer you the position of Executive Vice President and Chief Financial Officer of Xerox Corporation, reporting to me at our corporate headquarters in Norwalk, Connecticut. Your starting base salary for this position will be paid monthly at the annualized rate of $700,000.

You will also be eligible to participate in our Annual Performance Incentive Plan (APIP) at an annualized target level of 100% of salary with a payout range of 0 to 200% of target. This plan pays annually based on overall Xerox results (usually revenue, EPS and cash).

You will participate in the annual Executive Long Term Incentive Program. Your annual award will be valued at $2,500,000 (delivered in Performance Shares) and will vest three-years from date of grant. The date of grant will be the same date as for other executives and the actual number of shares will be determined based on the closing price of Xerox stock on that date.

You will also receive a special one-time Restricted Stock Unit award with a value of $1,200,000 at the time of the initial grant. This award will be effective on a date to be determined within 90 days following the first day of your employment. The number of shares at grant will be determined on the grant date based on the price of Xerox common stock on that date. These Restricted Stock Units will vest three years from the date of grant, provided you remain actively employed with Xerox through the vesting date. A formal award package, including the terms of the Plan, will be communicated shortly after the grant date.

In addition, you will receive a cash sign-on award of $1,200,000, payable in three installments as follows: $300,000 no later than 30 days after your six-month anniversary with Xerox; $300,000 no later than 30 days after your one-year anniversary with Xerox; and $600,000 no later than 30 days after your two-year anniversary with Xerox. These payments are all contingent on your being employed by Xerox on the payment date. The first installment is to be paid back to Xerox if you voluntarily leave the company prior to your one-year anniversary date.

You will also receive a cash payment of $230,000 in recognition of the portion of your annual bonus with your current employer that you will forfeit. In addition, you will receive a cash payment up to $50,000 for repayment of relocation expenses to your current employer. These will be paid no later than 30 days after your six-month anniversary with Xerox.

Personal & Confidential

March 25, 2013

Kathryn Mikells

You will be eligible for the benefits under the Xerox Domestic Relocation Policy, to include (as applicable) a cost of move allowance and expenses relating to sale of your current residence, purchase of new residence, and movement of household effects. Questions regarding the relocation benefits can be directed to Amy Glynn, Manager, Global Mobility.

Through September 2013, Xerox will cover reasonable and customary commuting expenses from your current residence to Norwalk, Connecticut.

You are also eligible for a special severance arrangement if employment is terminated by Xerox for any reason (other than for cause). Payment under this arrangement will be the equivalent to eighteen months of your annual base salary plus eighteen months of your APIP (based on your individual target of 100% of your base pay times the actual performance factor for the year of separation). This arrangement will be in effect until your fourth anniversary date with Xerox, after which the standard Xerox severance policy in effect at the time separation applies. Xerox will also provide a severance agreement in its customary form, to become operative if employment is terminated in connection with a Change in Control. The payment of any termination benefits will be contingent upon your signing both a release of claims and an agreement not to engage in detrimental activity as determined by the Company upon your termination.

As a Corporate Officer of Xerox, you will also be eligible for the following programs:

•	Financial Planning assistance up to $10,000 every two years

•	Immediate eligibility for vacation totaling four weeks per year

•	Participation in the Xerox Universal Life Insurance Program (XUL) for executives that provides a benefit of three times your annual base salary.

As a Corporate Officer (“executive officer”) as defined, you will be subject to Securities and Exchange Commission (SEC) reporting requirements and to the SEC’s rules related to the valuation and disclosure of executive compensation perquisites. You will receive communications on these topics directly from the Secretary of the Company.

The Xerox Total Pay philosophy recognizes pay is more than just your salary. On your start date, you will be eligible to participate in a comprehensive benefits package that includes medical, dental, vision care, life and accident insurance. In addition, you will be able to purchase subsidized disability income protection prior to meeting the eligibility criteria for regular coverage (12 months of active service). Xerox also offers a 401(k) savings plan which currently includes a dollar-for-dollar company match of 3%.

Xerox respects, and expects you to honor, all of your obligations to your current and former employers. Should you accept this offer, Xerox directs you not to use or disclose any confidential or proprietary information of any former employer in the course of your duties to Xerox. If you accept the offer and begin work at Xerox, and at any time you feel you would need to use confidential information of a prior employer to perform your Xerox job duties, so notify your manager. Your Xerox job duties will be revised appropriately.

Personal & Confidential

March 25, 2013

Kathryn Mikells

This offer will remain in effect through March 29, 2013, and is contingent upon your election as a Corporate Officer by the Xerox Board of Directors and approval of all of the foregoing compensation arrangements by the Compensation Committee. This offer is also contingent upon your signing of a release for pre-employment background checks (criminal, credit etc.), your signing of a Proprietary Information and Conflict of Interest Agreement, a Non-Compete Agreement, your successfully passing a pre-employment drug-screening test and the effective completion of appropriate reference checks. Please note the drug screening test requirement must be completed within three business days of your receipt of this offer letter. Failure to meet this requirement may result in your offer of employment being rescinded.

Please notify me of your acceptance and ensure that all requirements in the Addendum are met before we agree on a mutually acceptable start date. All originals, including those noted on the Addendum, should be returned to Tom Maddison. If you have any questions, please feel free to contact Tom at              or me at             .

I look forward to your formal acceptance of the offer. I know you will make significant contributions to Xerox Corporation and will be a great addition to my senior team.

Sincerely,

Ursula M. Burns

UMB/eb

Enclosures

Copy:

P. Dowd

T. Maddison

I  ☐  Accept     ☐  Decline this offer:

Signature	Date